Exhibit 99.2
October 22, 2019

Fellow Calix stockholders:

Our mission is to connect everyone and everything. Calix platforms empower our customers to build new business models, rapidly deploy new services and make the promise of the smart home and business a reality.

The third quarter of 2019 reinforced our view that our platforms and services position us to ride the wave of disruption in the communications industry. Demand was strong, and our supply chain performed according to plan. As we stated last quarter, the headwinds facing our business have diminished. Revenue in the third quarter was flat with the year ago quarter. Our financial guidance for the fourth quarter of 2019 reflects our expectation for a return to revenue growth. We are energized entering the fourth quarter with a strong pipeline of demand on top of a strong backlog … all in front of our 2019 ConneXions, which promises to be the best yet.

The value of our all-platform product offerings continues to resonate, and demand for our platforms continues to grow. Our expanding addressable market was demonstrated yet again this quarter as we added 23 new customers, bringing our trailing four-quarter new customer count to 101. As has been the trend over the past several quarters, most of these new customers came from emerging customer verticals. This continued expansion of our customer base is fundamental to our transformation and will create a foundation for predictable, profitable growth for years to come.

Riding the Wave of Disruption

Our vision is focused on providing the platforms and services that enable innovative service providers to create services at a DevOps pace and provide their subscribers with an exceptional experience.

Service providers achieve this objective by building their infrastructure and service offerings on platforms. The ongoing wave of disruption sweeping across the communications space remains unprecedented in our experience. We continue to see traditional business models being disrupted as service providers of all types learn to adapt to the needs of the device-enabled subscriber. As the market continues to disrupt, the gap between subscriber needs and service provider supply continues to grow. New service providers are being created to address this unmet need, and capital is being formed to support them. We see this investment accelerating in the market, and it is well aligned with our mission; and we see the pace of existing service providers transforming to address this need hastening as well. As these service providers realign their investments, we are finding areas where our platforms can help them succeed and even grow. In short, when a service provider of any type chooses to own the subscriber experience, we are well positioned to help them succeed.

Continued Transformation to an All Platform Company

Our relentless focus on the transformation of Calix into a communications cloud and software platform, systems and services business yielded further progress in the third quarter. As we stated in our prior letters to stockholders, we continue to believe this transformation will manifest in improved financial performance across four measurable metrics over the long term:

•	Gross margin expansion

•	Disciplined operating expense investment

•	Deliberate revenue growth

•	Increased predictability

In the third quarter of 2019, we made progress on these metrics, and we expect these metrics will continue to improve as our platforms increase as a percentage of our total business. Examples of our progress made in the quarter were:

•	Added 23 new customers in the quarter from all segments of the market.

•	Welcomed a second greater than 10% of revenue customer.

•	Continued strong Calix Cloud traction as active customers on the platform increased 185% compared to the year ago quarter.

•	Three quarters post launch, more than 200 customers are now leveraging the EXOS platform to deliver an exceptional subscriber experience.

•	Largest quarter for AXOS new customer additions with year-to-date customer count increasing nearly 60% through the third quarter.

•	Introduced Success Services for the Calix Remote Monitoring Service, providing communications service providers with dedicated expertise to accelerate their time to value.

•
Delivered enhanced 10G solutions to Calix everyPON, allowing service providers to future-proof their fiber networks and deploy the right technology at the right time to optimize their capital investments.

Our focus remains on finding like-minded customers regardless of their type, size or location. We are motivated by the ramp of our all-platform offerings, and we remain committed to aligning our investments to our strategy and maintaining strong discipline over our operating expenses. Over the long-term, we believe this focus will drive continuous improvement in our financial performance.

Third Quarter 2019 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP
Revenue	$114.5M	$114.5M	$110M - $114M
Gross margin	43.9%	45.3%(1)	45.0% - 47.0%(1)
Operating expenses	$53.1M	$48.0M(1)	$48.0M - $50.0M(1)
Net income (loss) per diluted common share	($0.06)	$0.06(1)	$0.02 - $0.06(1)
Operating cash flow	$7.3M	Positive	Positive
(1) Excludes the impact from non-GAAP items such as stock-based compensation, U.S. tariff and tariff-related costs, intangible asset amortization and loss on asset retirement. See GAAP to non-GAAP reconciliations beginning on page 14.

Top and bottom-line results for the third quarter of 2019 were at or above the upper end of our financial guidance. Total revenue was flat relative to the year ago quarter as another strong quarter of demand for our platforms, ramp of new offerings and increased customer diversity were offset by declines within our medium-sized, ILEC customer base. Non-GAAP gross margin was within our guidance owing to growth within our platforms offset by customer and product mix, while operating expenses were at the low-end of our guidance due to our continued focus on maintaining financial discipline.
Systems revenue for the third quarter of 2019 increased 1% compared to the year ago period due to demand for our Calix Cloud, EXOS and AXOS platforms partially offset by continued pressure on our legacy systems revenue. Compared to the prior quarter, systems revenue increased sequentially by 14% due to shipments to a number of customers building next generation networks. Services revenue decreased 13% compared to the year ago quarter as the continued ramp in our next generation service offerings was more than offset by lower professional services related to CAF deployments. Compared to the prior quarter, services revenue increased 13% due to increased support services as well as higher professional services. We continued to align our services business with our all-platform model through the creation of higher differentiated value services.

Domestic revenue was 88% of total revenue for the quarter and increased 2% compared to the year ago period due to stronger demand for our platforms, partially offset by lower demand for our legacy products. We had two greater than 10% of revenue customers in the quarter - CenturyLink at 16% and Verizon at 10%. Revenue from large customers increased by double-digits compared to the year ago period primarily due to higher shipments to Verizon as they continue to ramp investment in a next generation network partially offset by lower shipments to CenturyLink. Revenue from medium-sized ILEC customers decreased substantially relative to the year ago period due to continuing challenges impacting a number of these customers. Revenue from small customers was up significantly compared to the year ago quarter as continued strength in Calix Cloud and AXOS platforms offset lower legacy product shipments. International revenue was 12% of total revenue and decreased 13% year-over-year due to the timing of network builds by several customers. Across the board, the team continues to focus on finding strategically aligned customers for our all-platform business.

Gross Margin, 3Q18-3Q19
55.0%
50.0%
45.0%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
3Q18
4Q18
1Q19
2Q19
3Q19
Systems
Services
Tariffs/Amort.
GM - GAAP
GM - non-GAAP

Despite continued growth in our all-platform offering, both GAAP and non-GAAP gross margin declined in the third quarter of 2019 relative to the year ago period owing predominantly to customer and regional mix. Systems gross margin on a GAAP basis decreased 278 basis points compared to the year ago quarter of which 137 basis points relate to U.S. tariff and tariff-related costs and intangible asset amortization. Non-GAAP systems gross margin decreased approximately 141 basis points year-over-year. The principal drivers of the year-over-year decrease in systems gross margin were customer and regional mix partially offset by continued growth in our all-platform offerings. Sequentially, non-GAAP systems gross margin declined by 181 basis points mainly due to customer and product mix. Despite the lower level of service revenue relative to the year ago quarter, GAAP services gross margin increased by 112 basis points due to lower CAF-related deployment services in addition to increased activity in our higher gross margin support services. Sequentially, GAAP services gross margin increased this quarter by 505 basis points due to higher revenue from support services, which generally have a higher gross margin as compared to deployment services.

Operating expenses for the third quarter of 2019 increased by just over 1% compared to the year ago quarter as we maintained disciplined operating expense investment while incurring a $2.5 million loss on the retirement of software, which we licensed from a former partner to support our deployments with Verizon. On a non-GAAP basis, operating expenses were lower by $2.0 million as compared to the year ago period and decreased in all categories primarily due to capitalization of consulting and internal personnel expenses related to our ERP implementation, which began in the fourth quarter of 2018, and a decline in sales personnel expenses including lower commissions. Sequentially, non-GAAP operating expenses increased by $0.8 million relative to the 14% increase in total revenue as we continue to benefit from our all-platform model. See GAAP to non-GAAP reconciliation on page 14. As demonstrated this quarter, we expect to maintain our operating expense leverage, while maintaining our pace of innovation.
Our net loss on a GAAP basis increased by $4.2 million year-over-year from net income of $0.8 million to a net loss of $3.4 million. This net loss includes a loss on an asset retirement of $2.5 million, U.S. tariff and tariff-related costs of $1.1 million and intangible asset amortization of $0.4 million incurred in the third quarter of 2019. With quarterly revenue flat with the year ago quarter, our non-GAAP net income was up slightly compared with the year ago quarter as lower gross profit was more than offset by lower operating expenses. As a reminder, our GAAP results include stock-based compensation, U.S. tariff and tariff-related costs, loss on asset retirement and intangible asset amortization. See GAAP to non-GAAP reconciliation on page 14.

Balance Sheet and Cash Flow
We ended the third quarter of 2019 with cash of $37.6 million, a sequential increase of $2.6 million. The sequential increase in our cash was primarily the result of positive operating cash flow of $7.3 million partially offset by capital expenditures of $2.8 million. Compared to the year ago quarter, our cash decreased by $15.5 million primarily due to capital investments of $17.2 million, lower borrowing from the line of credit of $5.7 million and payments under financing arrangements of $2.0 million. These cash uses were partially offset by proceeds from equity-based employee benefit plans of $7.6 million and positive operating cash flow of $2.4 million. The sequential increase in operating cash flow in the third quarter of 2019 of $10.2 million was due to strong collections as well as the continued normalization of our working capital. We expect to generate positive operating cash flow and increase our cash balance again in the fourth quarter of 2019.
Our team remains focused on operational excellence and customer satisfaction. During the third quarter of 2019, we made further improvements in our working capital management as our supply chain performed according to plan. Accounts receivable days sales outstanding at quarter end was 39 days, down 16 days from the prior quarter and down 15 days from the prior year. Inventory turns were 4.6 at quarter end, compared to 3.9 turns in the prior quarter and 8.5 turns in the year ago quarter as we continue to drive inventory levels lower from the atypical high level reported in the fourth quarter of 2018. Accounts payable days at quarter end were 32 days down 27 days from the prior quarter and down 5 days from the year ago quarter. Our cash conversion cycle decreased to 86 days compared to 90 days in the prior quarter and increased from 60 days in the year ago quarter owing to the higher level of inventory relative to the year ago quarter. In the fourth quarter, we expect our cash conversion cycle will continue to improve as our working capital normalizes given we have substantially completed our supply chain realignment program.

Fourth Quarter 2019 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$117M - $121M	$117M - $121M
Gross margin	45.0% - 47.0% (1)	43.6% - 45.6%
Operating expenses	$49.0M - $51.0M (1)	$51.4M - $53.4M
Net income (loss) per diluted common share(2)	$0.06 - $0.10 (1)	($0.01) - $0.03
Operating cash flow	Positive	Positive

(1)	Excludes the impact from non-GAAP items such as stock-based compensation, U.S. tariff and tariff-related costs and intangible asset amortization. See GAAP to non-GAAP reconciliation on page 15.

(2)	Based on 55.9 million weighted-average diluted common shares outstanding.

Our guidance for the fourth quarter of 2019 reflects our expectations as of the date of this letter. Relative to the year ago quarter and the third quarter of 2019, we expect to see positive benefits in the fourth quarter of 2019 from the continued ramp of our all-platform offerings. We expect continued shipments to CenturyLink and Verizon as well as a higher level of international shipments owing to planned project ramps. Partially offsetting these trends are lingering challenges within our legacy ILEC customer base as they work through a number of issues including bankruptcy proceedings and asset dispositions.

Our non-GAAP gross margin guidance for next quarter reflects continued growth within our platform business offset by shifts in product and regional mix.

Our non-GAAP operating expense guidance for next quarter reflects seasonal fourth quarter impacts including expenses associated with our annual ConneXions customer and partner conference and sequentially higher commission costs on the projected increase in quarterly revenue. Consistent with past quarters, we remain focused on operating expense investment discipline.

Finally, we expect positive cash and operating cash flow next quarter as we anticipate improved profitability and similar working capital requirements.

Importantly, we remain committed to our long-term financial model. As a reminder, our long-term model produces a better than 10% operating margin at an annual revenue level of $600 million.

Summary

Strong demand for our platforms along with rapid expansion of our customer base continues to demonstrate the progress we made towards our mission in the third quarter. As we remain focused on execution, we expect to see our performance over the long-term continue to improve. The third quarter marked a milestone in our transformation as we achieved flat revenue compared to the year ago quarter. This put an end to six consecutive quarters of year-over-year decline.

Based on improving trends in bookings and a strong pipeline of platform opportunities ahead of us, we are excited to project year-over-year revenue growth for our fourth quarter.

We see many innovative service providers looking to Calix to provide the solutions and services to enable them to improve their subscribers’ experience, thereby driving their revenue higher, lowering their churn and increasing ROI. With an expanding pipeline of opportunities spanning service providers of every type, we believe we are well placed to continue building Calix … an all-platform company … that is positioned in front of the largest wave of disruption our industry has experienced. We remain committed to our vision, and we sincerely thank our employees, customers and stockholders for their continued support as we capitalize on this opportunity.

Sincerely,

Carl Russo President & CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call tomorrow, October 23, 2019, at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to answer questions regarding our third quarter 2019 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)

The conference call and webcast will include forward-looking information.

Investor Inquiries
Thomas J. Dinges, CFA
Director of Investor Relations
408-474-0080
Tom.Dinges@calix.com

About Calix
Calix, Inc. (NYSE: CALX) - Innovative communications service providers rely on Calix platforms to help them master and monetize the complex infrastructure between their subscribers and the cloud. Calix is the leading global provider of the cloud and software platforms, systems and services required to deliver the unified access network and smart premises of tomorrow. Our platforms and services help our customers build next generation networks by embracing a DevOps operating model, optimize the subscriber experience by leveraging big data analytics and turn the complexity of the smart home and business into new revenue streams.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about potential customer or market opportunities, growth and pipeline opportunities, statements about customer anticipated purchase trends, expected customer and product mix or anticipated adoption of our platforms, systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, the anticipated benefits from and effectiveness of our supply-chain reengineering activities and ongoing management of our global supply-chain, the future impact, financial or otherwise, of the U.S. tariffs or any other tariffs or trade regulations that may be imposed whether by the United States or other countries, as well as our ability to effectively mitigate such impacts, and future financial performance (including the outlook for the fourth quarter of 2019). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in the Company’s financial and operating results, the capital spending decisions of its customers, changes and disruptions in the market and industry, changes in regulations and/or government sponsored programs, competition, its ability to achieve market acceptance of new systems and solutions, its ability to grow its customer base, fluctuations in costs associated with its systems and services including higher costs due to project delays and changes, third party dependencies for production and resource management associated with our global supply-chain that may cause delays in production and unavailability of systems to meet customer orders, which may be substantial, cost overruns and other unanticipated factors, as well as the risks and uncertainties described in its annual reports on Form 10-K and its quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to the Company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted common share. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude certain non-cash charges for stock-based compensation, intangible asset amortization, restructuring benefit,

U.S. tariff and tariff-related costs and loss on asset retirement, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Revenue:
Systems	$106,060	$104,992	$281,253	$300,846
Services	8,425	9,707	22,886	24,958
Total revenue	114,485	114,699	304,139	325,804
Cost of revenue:
Systems (1)	57,858	54,354	152,020	160,350
Services (1)	6,425	7,512	18,906	19,696
Total cost of revenue	64,283	61,866	170,926	180,046
Gross profit	50,202	52,833	133,213	145,758
Operating expenses:
Research and development (1)	20,890	21,111	60,920	68,748
Sales and marketing (1)	20,123	20,722	59,196	61,150
General and administrative (1)	9,566	10,481	27,518	29,947
Loss on asset retirement	2,474	—	2,474	—
Restructuring charge (benefit)	—	(157)	—	5,976
Gain on sale of product line	—	—	—	(6,704)
Total operating expenses	53,053	52,157	150,108	159,117
Income (loss) from operations	(2,851)	676	(16,895)	(13,359)
Interest and other income (expense), net:
Interest expense, net	(271)	(142)	(521)	(530)
Other income, net	353	360	85	522
Total interest and other income (expense), net	82	218	(436)	(8)
Income (loss) before provision for income taxes	(2,769)	894	(17,331)	(13,367)
Provision for income taxes	610	85	860	353
Net income (loss)	$(3,379)	$809	$(18,191)	$(13,720)
Net income (loss) per common share:
Basic and diluted	$(0.06)	$0.02	$(0.33)	$(0.26)
Weighted average number of shares used to compute net income (loss) per common share:
Basic	55,466	53,082	54,718	52,330
Diluted	55,466	53,828	54,718	52,330
(1) Includes stock-based compensation as follows:
Cost of revenue:
Systems	$130	$123	$408	$376
Services	93	89	285	257
Research and development	1,033	800	2,922	2,597
Sales and marketing	764	830	2,652	2,465
General and administrative	742	657	2,209	2,105

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 28,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$37,558	$49,646
Restricted cash	628	628
Accounts receivable, net	48,532	67,026
Inventory	46,355	50,151
Prepaid expenses and other current assets	8,787	7,306
Total current assets	141,860	174,757
Property and equipment, net	28,387	24,945
Right-of-use operating leases	15,801	—
Goodwill	116,175	116,175
Other assets	14,288	1,203
	$316,511	$317,080
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,151	$40,209
Accrued liabilities	57,060	57,869
Deferred revenue	18,101	15,600
Line of credit	24,300	30,000
Total current liabilities	123,612	143,678
Long-term portion of deferred revenue	17,593	17,496
Operating leases	14,407	—
Other long-term liabilities	14,749	3,972
Total liabilities	170,361	165,146
Stockholders’ equity:
Common stock	1,521	1,482
Additional paid-in capital	888,828	876,073
Accumulated other comprehensive loss	(1,140)	(753)
Accumulated deficit	(703,073)	(684,882)
Treasury stock	(39,986)	(39,986)
Total stockholders’ equity	146,150	151,934
	$316,511	$317,080

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	September 28,	September 29,
	2019	2018
Operating activities:
Net loss	$(18,191)	$(13,720)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	8,476	7,800
Depreciation and amortization	7,407	7,092
Loss on asset retirements	2,624	311
Gain on sale of product line	—	(6,704)
Changes in operating assets and liabilities:
Accounts receivable, net	18,494	13,213
Inventory	3,795	(755)
Prepaid expenses and other assets	370	(540)
Accounts payable	(16,047)	(5,096)
Accrued liabilities	(2,715)	3,652
Deferred revenue	2,597	398
Other long-term liabilities	(2,776)	(431)
Net cash provided by operating activities	4,034	5,220
Investing activities:
Purchases of property and equipment	(12,384)	(5,561)
Proceeds from sale of product line	—	10,350
Net cash provided by (used in) investing activities	(12,384)	4,789
Financing activities:
Proceeds from exercise of stock options	326	79
Proceeds from employee stock purchase plans	4,157	3,806
Taxes paid for awards vested under equity incentive plan	(166)	(53)
Payments related to financing arrangements	(2,002)	—
Proceeds from line of credit	113,300	404,763
Repayment of line of credit	(119,000)	(404,763)
Payments to originate or amend the line of credit	—	(115)
Net cash provided by (used in) financing activities	(3,385)	3,717
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(353)	(468)
Net increase (decrease) in cash, cash equivalents and restricted cash	(12,088)	13,258
Cash, cash equivalents and restricted cash at beginning of period	50,274	39,775
Cash, cash equivalents and restricted cash at end of period	$38,186	$53,033

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Systems Gross Margin and Gross Margin
(Unaudited)
	Three Months Ended
	September 28, 2019		June 29, 2019		March 30, 2019		December 31, 2018		September 29, 2018
	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin
GAAP amount	45.4%	43.9%	46.6%	44.5%	45.8%	42.9%	46.5%	44.7%	48.2%	46.1%
Adjustments to GAAP amount:
Stock-based compensation	0.1	0.2	0.1	0.2	0.2	0.3	0.5	0.5	0.1	0.1
Intangible asset amortization	0.3	0.2	—	—	—	—	—	—	—	—
U.S. tariff and tariff-related costs	1.1	1.0	2.0	1.9	2.6	2.4	3.0	2.8	—	—
Non-GAAP amount	46.9%	45.3%	48.7%	46.6%	48.6%	45.6%	50.0%	48.0%	48.3%	46.2%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended
	September 28, 2019	June 29, 2019	September 29, 2018
GAAP operating expenses	$53,053	$49,599	$52,157
Adjustments to GAAP amount:
Stock-based compensation	(2,539)	(2,353)	(2,287)
Loss on asset retirement	(2,474)	—	—
Restructuring benefit	—	—	157
Non-GAAP operating expenses	$48,040	$47,246	$50,027

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(Unaudited, in thousands)

	Three Months Ended
	September 28,	June 29,	March 30,	December 31,	September 29,
	2019	2019	2019	2018	2018
GAAP net income (loss)	$(3,379)	$(5,045)	$(9,767)	$(5,578)	$809
Adjustments to GAAP amount:
Stock-based compensation	2,762	2,569	3,145	9,674	2,499
Intangible asset amortization	352	—	—	—	—
Restructuring benefit	—	—	—	(271)	(157)
U.S. tariff and tariff-related costs	1,097	1,855	2,151	3,195	—
Loss on asset retirement	2,474	—	—	—	—
Non-GAAP net income (loss)	$3,306	$(621)	$(4,471)	$7,020	$3,151

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Diluted Common Share
(Unaudited)
Three Months Ended September 28, 2019

GAAP net loss per diluted common share	$(0.06)
Adjustments to GAAP amount:
Stock-based compensation	0.05
Intangible asset amortization	0.01
U.S. tariff and tariff-related costs	0.02
Loss on asset retirement	0.04
Non-GAAP net income per diluted common share (1)	$0.06
(1) Based on 55.5 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending December 31, 2019

	GAAP	Stock-Based Compensation	U.S. Tariff and Tariff-related Costs	Intangible Asset Amortization	Non-GAAP
Gross margin	43.6% - 45.6%	0.2%	0.7%	0.5%	45.0% - 47.0%
Operating expenses	$ 51,400 - $ 53,400	$ (2,400)	$ -	$ -	$ 49,000 - $ 51,000
Net income (loss) per diluted common share(1)	$ (0.01) - $ 0.03	$ 0.05	$ 0.01	$ 0.01	$ 0.06 - $ 0.10
(1) Based on 55.9 million weighted-average diluted common shares outstanding.